EXHIBIT 99.1

PRESS RELEASE DATED NOVEMBER 16, 2007

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES COMPLETION OF REPURCHASE PLAN AND APPROVAL OF

SECOND STOCK REPURCHASE PLAN

(Beverly, MA) November 16, 2007—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (the “Company”) and its subsidiary, Beverly National Bank (“Bank”), announced the Company’s completion of a stock repurchase plan announced in July and the approval by the Board of Directors of an additional repurchase plan to begin immediately.

The Company recently completed the purchase of 138,487 shares at an average price of $20.76. The purchases were completed through open market transactions from August 2, 2007 through November 15, 2007. The Company also announced that the Board of Directors has approved an additional stock repurchase plan in the amount of 131,678 shares, to be completed through open market transactions as considered appropriate by management. President Fournier commented, “We were able to complete our initial repurchase program much quicker than we initially anticipated due to opportunities for repurchasing shares at favorable prices in light of the reduced demand for financial institution stocks. These additional repurchases authorized by the Board should enable us to continue to improve our returns on equity while maintaining prudent levels of equity capital.”

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.